Exhibit 99.1

FOR IMMEDIATE RELEASE

CIDARA PROVIDES CORPORATE UPDATE AND REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS
SAN DIEGO, Nov. 7, 2019 - Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported financial results for the three months ended September 30, 2019 and provided an update on its corporate activities and product pipeline.
"The last several months represent a truly transformative period for Cidara. Our partnership with Mundipharma validated the significant commercial potential of rezafungin and provides financial and other resources that enable us to continue to execute on our clinical programs," said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. "This key partnership was established shortly following the positive results from the Phase 2 STRIVE B trial, in which rezafungin met all of its objectives for efficacy, safety and tolerability in the treatment of patients with candidemia and/or invasive candidiasis. Moreover, we continued to highlight the compelling preclinical data generated to date from our Cloudbreak® immunotherapy program for influenza at multiple scientific conferences."
Recent Corporate Highlights

•
Formed strategic partnership with Mundipharma to develop and commercialize rezafungin: In September 2019, Cidara and Mundipharma announced that the companies had entered into a strategic partnership to develop and commercialize rezafungin for the treatment and prevention of invasive fungal infections. Under the terms of the agreement, Mundipharma acquired the exclusive rights to develop and commercialize rezafungin in all markets outside of the United States and Japan, which will be retained by Cidara. Cidara received a $30 million upfront payment and an equity investment of $9 million from Mundipharma. The total potential transaction value is $568 million, including the equity investment, up-front payment, and certain development, regulatory, and commercial milestones. Cidara is also eligible for double-digit royalties on tiers of annual net sales.

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Announced positive top-line results from Phase 2 STRIVE trial of rezafungin: In July 2019, Cidara reported that the Phase 2 STRIVE B trial evaluating its lead antifungal candidate, rezafungin, met all of its primary objectives for efficacy, safety and tolerability in the treatment of patients with candidemia and/or invasive candidiasis. Trial results were consistent with those from the earlier STRIVE A trial and show that patients treated with rezafungin had numerically improved outcomes as compared to caspofungin across all efficacy measures at the dosing regimen chosen for the ReSTORE Phase 3 trial.

•
Presented new preclinical data on rezafungin and Cloudbreak at the Infectious Diseases Society of America IDWeek 2019: In October 2019, Cidara presented three posters at IDWeek 2019 from the Company’s rezafungin program for the treatment and prevention of invasive fungal infections and from its Cloudbreak program for the treatment and prevention of influenza.

•
Presented new clinical and preclinical data on rezafungin at the 9th Trends in Medical Mycology (TIMM) meeting: In October 2019, Cidara presented four posters at TIMM. The TIMM presentations contained new clinical and preclinical data for rezafungin, and top-line clinical data from a combined analysis of Parts A and B of the successfully completed STRIVE Phase 2 trial.

•
Presented preclinical data from the Cloudbreak antiviral (AVC) influenza program at the Options X for the Control of Influenza conference: In August 2019, Cidara presented five abstracts highlighting preclinical data from its Cloudbreak antiviral program. The presentations featured data from preclinical studies evaluating the antiviral activity of CB-012, the first antiviral conjugate generated by Cloudbreak.

Third Quarter 2019 Financial Results

•	Revenue totaled $19.1 million for the three months ended September 30, 2019.

•	Cash, cash equivalents and short-term investments totaled $73.8 million as of September 30, 2019, compared with $74.6 million as of December 31, 2018.

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As of September 30, 2019, Cidara had 33,006,280 shares of common stock outstanding, and 565,231 shares of Series X convertible preferred stock outstanding, which are convertible into 5,652,310 shares of common stock.

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Research and development expenses were $11.5 million and $34.9 million for the three and nine months ended September 30, 2019, respectively, compared to $11.3 million and $36.1 million for the same periods in 2018.

•	General and administrative expenses were $4.6 million and $11.8 million for the three and nine months ended September 30, 2019, compared to $3.4 million and $10.6 million for the same periods in 2018.

•
Net income for the three months ended September 30, 2019 was $3.0 million, compared to a net loss of $13.6 million for the third quarter of 2018. For the nine months ended September 30, 2019 and 2018, the company’s net loss was $27.1 million and $46.7 million, respectively.

About Cidara Therapeutics

Cidara is a clinical-stage biotechnology company focused on the discovery, development and commercialization of novel anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. Cidara is currently advancing its novel echinocandin antifungal, rezafungin acetate, in a Phase 3 clinical trial for the first-line treatment of candidemia and/or invasive candidiasis (ReSTORE) and plans to commence a second Phase 3 trial of once-weekly rezafungin for prophylaxis against invasive fungal infections in patients undergoing allogeneic blood and marrow transplantation (ReSPECT) initially in Europe and Canada. In addition to its robust rezafungin clinical program, Cidara is applying its proprietary Cloudbreak platform to develop antiviral conjugates (AVCs) for the prevention and treatment of influenza and other viral diseases. The Cloudbreak platform is designed to discover compounds that both directly kill pathogens and direct a patient’s immune system to attack and eliminate pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.
Such statements include, but are not limited to, Cidara’s ability to successfully develop novel anti-infectives, including rezafungin or AVCs from the Cloudbreak program, whether the Mundipharma collaboration validates the commercial potential of rezafungin and/or will benefit Cidara’s financial profile, and whether Cidara will be able to complete the development of rezafungin, meet its obligations under the Mundipharma collaboration and/or receive additional payments from Mundipharma. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-K most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
(In thousands)	(unaudited)
ASSETS
Cash, cash equivalents, and short-term investments	73,824	74,562
Other current assets	3,664	2,567
Non-current assets	4,208	1,983
Total assets	81,696	79,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	32,734	19,973
Stockholders' equity	48,962	59,139
Total liabilities and stockholders' equity	81,696	79,112

Cidara Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2019	2018	2019	2018
Revenues:
Collaboration Revenue	$19,100	$—	$19,100	$—
Total revenues	19,100	—	19,100	—
Operating expenses:
Research and development	11,499	11,278	34,911	36,096
General and administrative	4,573	3,447	11,833	10,591
Total operating expenses	16,072	14,725	46,744	46,687
Income (loss) from operations	3,028	(14,725)	(27,644)	(46,687)
Other income (expense):
Change in fair value of contingent forward purchase obligations	—	888	411	(224)
Interest income, net	11	222	164	447
Other income (expense)	—	(4)	—	(210)
Total other income	11	1,106	575	13
Net income (loss)	$3,039	$(13,619)	$(27,069)	$(46,674)
Basic earnings (loss) per common share	$0.08	$(0.49)	$(1.08)	$(2.35)
Diluted earnings (loss) per common share	$0.08	$(0.49)	$(1.08)	$(2.35)

Shares used to compute basic net income (loss) per common share	33,006,280	27,705,472	25,011,576	24,254,254
Shares used to compute diluted net income (loss) per common share	38,687,937	27,705,472	25,011,576	24,254,254

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com

MEDIA CONTACT:
Karen O’Shea
LifeSci Public Relations
koshea@lifescipublicrelations.com